                                                                    EXHIBIT 99.1

               TRIDENT MICROSYSTEMS REPORTS FINANCIAL RESULTS FOR
             FOURTH QUARTER AND ANNUAL RESULTS FOR FISCAL YEAR 2003

Sunnyvale, Calif. --- July 24, 2003: Trident Microsystems, Inc. (NASDAQ:
TRID-news) reported today its financial results for the fourth quarter and fiscal year ended June 30, 2003. The Company announced that its net sales for the fourth quarter of fiscal 2003 were $14,620,000, an increase of 26% from $11,614,000 for the prior quarter. The net loss for the fourth quarter of fiscal 2003 was $4,589,000 or $0.33 per share compared to a net loss of $7,543,000 or $0.55 per share for the prior quarter. The Company announced net sales for fiscal 2003 of $52,752,000 compared to $105,766,000 for the prior fiscal year. Net loss for the fiscal year ended June 30, 2003 was $24,764,000 or $1.81 per share. The net loss for the fiscal year ended June 30, 2002 was $35,651,000 or $2.66 per share.

"Although we announced a major restructuring of Trident Microsystems, Inc. on June 12, 2003, we anticipate those transactions closing in July or early August and the June quarter results still contain both the graphics and digital media revenues. For the Graphics Business Unit, we are reporting $8.6 million in revenue for the June quarter, an increase of 120% from $3.9 million in revenue for the prior quarter. However, due to a low gross margin, our graphics business continued to lose money as we had anticipated," said Frank Lin, Trident's President and CEO. "This will be the last quarter that we report graphics revenue as part of Trident's revenue. From now on, we will focus mainly on our digital media business performance reported under Trident Technology Inc., a majority-owned subsidiary in our consolidated financial statements."

"For our Digital Media Business Unit, we are reporting a revenue of $5.7 million for the June quarter, a decrease of 23% from $7.4 million for the prior quarter. The unexpected revenue drop was primarily due to lower sales from China as a result of the SARS epidemic which has caused a significantly adverse effect to the overall business environment in China. For other regions, the June quarter revenue remained relatively flat as compared with the prior quarter as projected. At this point, the SARS epidemic has been eradicated and we believe the China business environment has finally resumed its normal activities. As such, we are projecting that the Digital Media business will resume its strong growth in the second half of the year. For the September quarter, we are now projecting a 30% ~ 40% revenue growth over the June quarter. In the June quarter, we have made two major news releases - "Trident's DPTV(TM) Video Processor Employed by Sony in new Aiwa-brand LCD TVs Sold in Japan" and "Samsung Selects Trident's DPTV(TM)3DPRO and PanelPro(TM)Multimedia (PMM) Technologies to Power Its 32" HDTV-Ready LCD TV". These two design wins signify Trident's strong product position in the fast-growing LCDTV market as we captured not only the main-stream model, but also the flag-ship model with major 1st-tier OEM customers. We expect that many more customers with various models will start ramping into productions
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in the second half. On the product development side, we have recently received our fourth generation DPTV engineering samples which have been evaluated and praised highly by a number of major OEM customers. With this new product, we believe we will be able to land many new design wins and further widen the lead in video quality ahead of all other competitors," concluded Mr. Lin.

The Company also announced that it will hold a conference call to discuss the earnings, which will occur on Thursday, July 24, 2003 at 2:30 p.m. Pacific Time (5:30 p.m. Eastern Time). Shareholders may participate in the call by calling 888-614-6578 (U.S.), or 952-556-1529 (International) conference ID number 212081. A replay of the conference call will be available approximately two hours following the conference call until midnight PT, on July 31, 2003, and can be accessed by calling 800-615-3210 using access code 212081.

FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including statements which use the words "expect", "hope", "anticipate", "believe", "potential" and similar words, including our statements regarding new products, revenue expectations and customer production. The forward-looking statements above are subject to certain risks, and actual results could vary materially depending on a number of factors. These risks include, in particular, changes in trends in the PC and the DPTV industries, changes in targeted consumer electronics markets such as Digital Television, Trident's success in implementing planned initiatives, the failure to obtain design wins among major OEMs for Trident products, competitive pressures, including pricing and competitors' new product introductions, and the outcome of pending litigation. Additional factors that may affect the Company's business are described in detail in the Company's filings with the Securities and Exchange Commission.

ABOUT TRIDENT MICROSYSTEMS, INC.

Trident Microsystems, Inc., with headquarters in Sunnyvale, California, designs, develops and markets digital media for the masses in the form of multimedia integrated circuits (ICs) for PCs and digital processing ICs for TVs and TV monitors. Trident's products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the company's web site: http://www.tridentmicro.com.

Trident is a registered trademark of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.

FOR PRESS RELEASES:
Trident Microsystems, Inc.
Investor Relations
Tel:  (408) 991-8090
Email:  Investor@tridentmicro.com
Web site: http://www.tridentmicro.com
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Trident Microsystems, Inc.
Consolidated Statement of Operations

                                                                Three Months Ended                       Year Ended
                                                                ------------------                       ----------
                                                      June 30,       March 31        June 30,      June 30,        June 30,
(in thousands, except share data, unaudited)            2003           2003           2002           2003            2002
--------------------------------------------            ----           ----           ----           ----            ----
Net sales                                             $ 14,620       $ 11,614       $ 21,009       $ 52,752       $ 105,766
Cost of sales                                           11,730          7,431         16,046         37,720          82,970
                                                      --------       --------       --------       --------       ---------
Gross profit                                             2,890          4,183          4,963         15,032          22,796
% to net sales                                            19.8%          36.0%          23.6%          28.5%           21.6%
Research and development expenses                        4,566          5,461          5,737         21,600          22,218
% to net sales                                            31.2%          47.0%          27.3%          40.9%           21.0%
Selling, general and administrative expenses             2,786          2,986          2,963         11,886          13,584
% to net sales                                            19.1%          25.7%          14.1%          22.5%           12.8%
                                                      --------       --------       --------       --------       ---------
Loss from operations                                    (4,462)        (4,264)        (3,737)       (18,454)        (13,006)
% to net sales                                           (30.5)%        (36.7)%        (17.8)%        (35.0)%         (12.3)%
Loss on investments, net                                  (208)        (2,821)          (799)        (4,995)        (42,715)
Interest and other income (expense), net                    81           (458)           191           (269)            486
                                                      --------       --------       --------       --------       ---------
Loss before income taxes                                (4,589)        (7,543)        (4,345)       (23,718)        (55,235)
% to net sales                                           (31.4)%        (64.9)%        (20.7)%        (45.0)%         (52.2)%
Provision (benefit) for income taxes                        --             --         (2,313)         1,046         (19,584)
% to net sales                                              --            0.0%         (11.0)%          2.0%          (18.5)%
                                                      --------       --------       --------       --------       ---------
Net loss                                              $ (4,589)      $ (7,543)      $ (2,032)      $(24,764)      $ (35,651)
% to net sales                                           (31.4)%        (64.9)%         (9.7)%        (46.9)%         (33.7)%
                                                      --------       --------       --------       --------       ---------
Basic and diluted net loss per share                  $  (0.33)      $  (0.55)      $  (0.15)      $  (1.81)      $   (2.66)
                                                      --------       --------       --------       --------       ---------
Common shares used in computing basic and diluted
net loss per share                                      13,783         13,696         13,569         13,683          13,419
                                                      ========       ========       ========       ========       =========

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Trident Microsystems, Inc.
Consolidated Balance Sheet

                                                   June 30,     March 31,      June 30,
(in thousands, unaudited)                           2003          2003           2002
-------------------------                           ----          ----           ----
ASSETS
Current assets
  Cash and cash equivalents                        $  5,085      $  8,801      $  21,193
  Short-term investment - UMC                        43,541        37,423         61,672
  Short-term investments - other                      1,241           931          1,153
  Accounts receivable, net                            4,338         1,817          4,284
  Inventories                                         2,318         4,753          3,190
  Deferred income taxes                                  --            --          1,247
  Prepaid expenses and other current assets             734         1,619          1,953
  Assets held for sale                                1,800            --             --
                                                   --------      --------      ---------
    Total current assets                             59,057        55,344         94,692
Property and equipment, net                           2,789         3,015          4,710
Long-term investment - UMC                            4,375         4,375         10,063
Long-term investments - other                         3,569         3,944          8,642
Other assets                                            333           344            417
                                                   --------      --------      ---------
    Total assets                                   $ 70,123      $ 67,022      $ 118,524
                                                   ========      ========      =========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities

  Accounts payable                                 $  7,974      $  6,366      $   6,709
  Accrued liabilities                                 8,332         9,944         10,201
  Income taxes payable                                1,580         1,385          3,980
                                                   --------      --------      ---------
    Total current liabilities                        17,886        17,695         20,890
Deferred income taxes - non-current                      --            --          6,338
Minority interest in subsidiary                          77            --            640
                                                   --------      --------      ---------
    Total liabilities                                17,963        17,695         27,868
Stockholders' equity
  Capital stock                                      57,752        56,591         56,319
  Treasury stock, at cost                           (17,952)      (17,952)       (17,952)
  Retained earnings                                  14,581        19,170         39,345
  Accumulated other comprehensive gain (loss)        (2,221)       (8,482)        12,944
                                                   --------      --------      ---------
    Total stockholders' equity                       52,160        49,327         90,656
                                                   --------      --------      ---------
    Total liabilities and stockholders' equity     $ 70,123      $ 67,022      $ 118,524
                                                   ========      ========      =========